                                  EXHIBIT 12.1


                            CRESCENT OPERATING, INC.
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                       Carter-Crowley Asset Group
                                                              Crescent Operating Inc.                     (Predecessor)
                                                        -----------------------------------  --------------------------------------
                                                        For the Three   For the Period from  For the Period from    For the Year
                                                         Months Ended     May 9, 1997 to     January 1, 1997 to        ended
                                                        March 31, 1998   December 31, 1997       May 8, 1997       December 31, 1996
                                                        --------------  -------------------  -------------------  -----------------
Fixed charges:
     Interest expense                                    $  3,825,519       $  5,480,743        $     135,367       $     356,517
     Interest capitalized                                   3,246,811          3,820,893                   --                  --
     Portion of rent representative of interest               303,054            678,542                   --                  --
                                                         ------------       ------------         ------------        ------------
     Total fixed charges                                 $  7,375,384       $  9,980,178         $    135,367        $    356,517
                                                         ------------       ------------         ------------        ------------
Earnings:
     Pre-tax income (loss) from continuing operations    $ (1,107,182)      $(21,552,577)        $     39,092        $   (168,461)
     Loss of less than 50% owned equity investment          5,390,000         19,610,000
     Minority interest in losses of majority owned
      entities                                             (1,752,982)        (1,247,698)
     Amortization of interest capitalized                   1,546,839          4,329,000
     Fixed charges less interest capitalized                4,128,573          6,159,285              135,367             356,517
                                                         ------------       ------------         ------------        ------------
     Total earnings                                      $  8,205,248       $  7,298,010         $    174,459        $    188,056
                                                         ------------       ------------         ------------        ------------
Ratio of earnings to fixed charges                               1.11                (A)                 1.29                 (B)

                                                               Carter-Crowley Asset Group (Predecessor)
                                                        ------------------------------------------------------
                                                          For the Year       For the Year     For the Year
                                                             ended              ended             ended
                                                        December 31, 1995  December 31, 1994 December 31, 1993
                                                        -----------------  ----------------- -----------------
Fixed charges:                                             $    152,631       $     28,995       $     48,538
     Interest expense                                                --                 --                 --
     Interest capitalized                                            --                 --                 --
     Portion of rent representative of interest            ------------       ------------       ------------
     Total fixed charges                                   $    152,631       $     28,995       $     48,538
                                                           ------------       ------------       ------------

Earnings:
     Pre-tax income (loss) from continuing operations      $    123,939       $     67,649       $     56,335
     Loss of less than 50% owned equity investment
     Minority interest of entity with fixed charges
     Amortization of interest capitalized
     Fixed charges less interest capitalized                    152,631             28,995             48,538
                                                           ------------       ------------       ------------
     Total earnings                                        $    276,570       $     96,644       $    104,873
                                                           ------------       ------------       ------------

Ratio of earnings to fixed charges                                 1.81               3.33               2.16


(A) The Company's earnings were insufficient to cover fixed charges by $2,682,168 for the period from May 9, 1997 to December 31, 1997.

(B) The Predecessor's earnings were insufficient to cover fixed charges by $168,461 for the year ended December 31, 1996.